Exhibit 99.1

News Release

News Release
Contacts:
Investors    Ed Kiker     904-357-9186
Media    Russell Schweiss    904-357-9158

For Immediate Release

Rayonier Board of Directors Approves Separation of
Rayonier Advanced Materials

Board Approves Distribution of Rayonier Advanced Materials Stock

JACKSONVILLE, Fla., May 27, 2014 - Rayonier Inc. (NYSE:RYN) today announced that its Board of Directors has approved the separation of its Performance Fibers business, which will be known as Rayonier Advanced Materials, and declared a special dividend distribution of all outstanding shares of Rayonier Advanced Materials common stock to Rayonier’s shareholders.

“Today’s announcement is a major milestone in the completion of our separation,” said Paul Boynton, Chairman, President and CEO. “Rayonier and Rayonier Advanced Materials will soon be independent, industry-leading publicly traded companies, each with its own opportunities to maximize value for our shareholders.”

The Board of Directors approved a distribution of one share of Rayonier Advanced Materials common stock for every three common shares of Rayonier held by Rayonier shareholders. Cash will be paid in lieu of fractional shares. The distribution will be effective on June 27, 2014 for shareholders of record as of the close of business on June 18, 2014.

After the distribution, Rayonier Advanced Materials will be an independent, publicly-traded company and Rayonier will retain no ownership interest in Rayonier Advanced Materials. Rayonier Advanced Materials common stock is expected to begin regular trading on or about June 30, 2014 on the New York Stock Exchange (NYSE) under the ticker symbol RYAM. Rayonier will continue to trade on the NYSE under the ticker symbol RYN.

1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100

Exhibit 99.1

Distribution of the stock dividend is subject to the U.S. Securities and Exchange Commission (SEC) having declared effective Rayonier Advanced Materials’ Registration Statement on Form 10, as amended, which Rayonier Advanced Materials has filed with the SEC. The special dividend distribution is subject to the conditions set forth in the Separation and Distribution Agreement between Rayonier and Rayonier Advanced Materials, which has been filed as an exhibit to Rayonier Advanced Materials’ Registration Statement on Form 10.

The distribution is also contingent upon receipt of a private letter ruling from the IRS confirming that the distribution of shares to U.S. shareholders will be tax-free. However, cash paid in lieu of fractional shares may be subject to federal income tax.

No action is required by Rayonier shareholders to receive shares of Rayonier Advanced Materials common stock in the distribution. Rayonier intends to distribute an information statement to all shareholders entitled to receive the distribution of shares of Rayonier Advanced Materials common stock in June 2014. The information statement is an exhibit to Rayonier Advanced Materials’ Registration Statement on Form 10, which describes Rayonier Advanced Materials and the risks associated with owning Rayonier Advanced Materials common stock, as well as other details regarding the separation.

After the separation, Rayonier will own and operate the company’s existing Forest Resources and Real Estate businesses. Rayonier will be a geographically diverse forest resources company with 2.6 million acres of high-quality timberlands, including approximately 200,000 acres well situated for real estate development along coastal Florida and Georgia. The company will maintain its status as a tax-efficient Real Estate Investment Trust. The company intends to maintain its strong balance sheet and pay a competitive dividend to its shareholders and expects to retain an investment-grade credit profile.

Rayonier Advanced Materials will be the world’s leading producer of high-value specialty cellulose fibers, with proprietary cellulose chemistry expertise and manufacturing process knowledge developed over 85 years. The company’s primary production facilities in Florida and Georgia manufacture a wide range of customized high purity products, using both hardwood and softwood. The company is expected to continue to generate strong cash flows and to pay a dividend competitive with its peer group. Rayonier Advanced Materials has secured a BB+/Ba2 grade credit rating.
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Certain statements in this document regarding anticipated financial, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier's and Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend,” "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.

1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100

Exhibit 99.1

Although Rayonier believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: uncertainties as to the timing of the spin-off and whether it will be completed, the possibility that various closing conditions for the spin-off may not be satisfied or waived, the expected tax treatment of the spin-off, the impact of the spin-off on the businesses of Rayonier and Rayonier Advanced Materials, the ability of both companies to meet debt service requirements, the availability and terms of financing and expectations of credit rating. Other important factors are described in Rayonier’s most recent Form 10-K and 10-Q reports on file with the U.S. Securities and Exchange Commission and in Rayonier Advanced Materials’ Form 10 that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document. Neither Rayonier nor Rayonier Advanced Materials assumes any obligation to update these statements except as is required by law.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 50 percent of the company's sales are outside the U.S. to customers in approximately 20 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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1301 Riverplace Blvd., Jacksonville, FL 32207    904-357-9100